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                                                                    EXHIBIT 23.1


                  CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 dated November 3, 1997, pertaining to the Employees and Consultants Stock Option Agreement/Plan, the 1993 Stock Option Plan, As Amended and Restated, and the 1996 Directors Option Plan of SuperGen, Inc., of our report dated January 15, 1997, except as to the third paragraph of note 2 as to which the date is January 24, 1997, with respect to the consolidated financial statements and schedule of SuperGen, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                                               ERNST & YOUNG LLP


Palo Alto, California
November 4, 1997



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